SEPARATION AGREEMENT AND RELEASE


     FINLAY FINE JEWELRY CORPORATION ("Finlay") and BARRY D. SCHECKNER ("you"), hereby agree that:

     1. You have resigned effective July 31, 1999 (the "Resignation Date"). You agree that in addition to resigning your employment with Finlay you also resign, effective July 31, 1999, from any other positions you hold as a Director, Officer, employee or otherwise of Finlay or Finlay's parent and any of Finlay's subsidiaries.

     2. You will be paid your salary earned through the Resignation Date in accordance with Finlay's regular payroll cycle.

     3. Under Finlay's regular policies, you will be eligible:

        a. To receive your vested accounts, if any, under the 401(k) plan. You will receive more detailed information regarding your 401(k) benefits under separate cover;

        b. To receive  payment  fo  your   accrued  but  unused   vacation   and
personal days, totaling $23,976.30 on Finlay's regular pay date immediately following the Resignation Date;

        c. To continue your health insurance coverage, in accordance with COBRA, for a minimum of eighteen (18) months from your Resignation Date, upon payment of the full applicable premiums. You will receive under separate cover more detailed information regarding insurance benefits under COBRA. Nothing contained in this Agreement is intended to impair any of these rights; and

        d. To exercise your vested stock options. You have twenty-one (21) days from the Resignation Date in which to exercise such options.

     4. In consideration for signing this Separation Agreement and Release (the "Agreement"), Finlay will also provide you with the following payments and benefits:

        a. You will receive a total separation payment equal to $320,000.00 plus a $50,000.00 subjective bonus for 1998 for a total of $370,000.00 The bonus of $50,000.00, less applicable taxes and other withholdings, will be paid immediately following the fifth day after the Employee Irrevocability Date as defined below. Payment of the $320,000.00 will be made in two installments as follows: (i) on the later of Finlay's regular pay date immediately following the Resignation Date or the Employee Irrevocability Date as defined below, you will receive in a lump sum $220,000.00, less applicable taxes and other withholdings and, (ii) the balance of $100,000.00 will be paid in a lump sum, less applicable taxes and other withholdings, in January 2000.

     This separation amount exceeds, and is in lieu of, any other severance to which you might otherwise be entitled.

        b. Cobra  coverage   will  commence on  August  1, 1999. You    will  be
responsible for making Cobra payments monthly at the appropriate employee contribution level in effect for active employees in the plan, which amount is currently $234.00 per month. Your current coverage level, including the executive medical plan, will continue subject to whatever changes or revisions are made to the plan.

       c. You or your designee will receive a twelve (12) month consulting agreement (the "Consulting Agreement") with total compensation of $50,000.00 to be paid upon the completion of the twelve (12) month assignment in a lump sum, subject to the terms in such Agreement and which Agreement shall be signed by Finlay immediately following the fifth day after the Employee Irrevocability Date.

        d. You will have sixty (60) days from December 31, 1999 in which to exercise five thousand (5,000) option shares at $8.25 per share and until sixty (60) days from December 31, 1999 in which to exercise any other vested options which have heretofore been granted to you.

        e. You  may keep the  computer  equipment  which  currently   resides in
your office for your personal use, including the installed operating software. All data files pertaining to Finlay will be purged from the equipment.

        You understand and agree that you would not receive the monies and other benefits specified in this section 4 except for your execution of this Agreement and the fulfillment of the promises contained in this Agreement.

     5. You may immediately begin your employment search provided it does not interfere with the performance of your regular job duties, which duties will be performed in a competent and professional manner. Nothing in this Agreement shall be construed as a restriction on your ability to obtain employment or be associated or affiliated with a competitor of Finlay in any capacity.

     6. Finlay hereby confirms that the Directors and Officers Liability Insurance coverage currently in effect with respect to you will continue to cover your acts in accordance with the terms of that policy through the Resignation Date.

     7. You understand that Finlay makes no representation as to the income tax treatment of any payments hereunder and that any and all payments (and all compensation, benefits and/or other payments previously made to you by Finlay) will be subject to such tax treatment and to such deductions, if any, as may be required under applicable tax laws.

     8. You agree that you will take no action which is intended to, or would reasonably be expected to harm or disparage Finlay, to impair Finlay's reputation, or to lead to unwanted or unfavorable publicity to Finlay, nor will you disclose any confidential or proprietary information obtained by you during the course of your employment.

        a. You shall refer all inquiries with respect to future employment to Arthur Reiner, Chairman and CEO, or Joseph Melvin, President and COO, who shall not make any statements intended to harm your character, reputation or business prospects. In addition, you shall be provided with a mutually acceptable written reference.

        b. You agree to cooperate fully with Finlay, specifically including any attorney retained by Finlay, in connection with any pending or future litigation, business, or investigatory matter. The parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, your making yourself available for interview by Finlay, or any attorney retained by Finlay, and providing to Finlay any documents in your possession or under your control relating to the litigation, business or investigatory matter. Finlay agrees to provide you with reasonable notice of the need for assistance when feasible. Finlay additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by you when possible. If the request for assistance exceeds the 250 hours of service contemplated by the Consulting Agreement or occurs after the termination of the Consulting Agreement, you shall be reimbursed for the reasonable cost of your time.

     9. It is expressly understood and agreed that this Agreement and the effectuation of its terms do not constitute an admission or statement by any party that Finlay has acted unlawfully or is otherwise liable in any respect. It is further agreed that evidence of this Agreement, its terms or the circumstances surrounding the parties entering into this Agreement, shall be inadmissible in any action or lawsuit of any kind, except for an action for alleged breach of this Agreement.

     10. a. You agree not to disclose any information regarding the existence or substance of this Agreement, except to an attorney, accountant, spouse or financial advisor with whom you choose to consult regarding your consideration of this Agreement.

         b. Finlay and only Finlay, will issue a press release to announce your resignation from Finlay, including information indicating that you have resigned to "pursue other interests". You specifically agree not to issue any public statement concerning your employment at Finlay containing information which would be inconsistent with that contained in said press release.

     11. You agree that for a period of one year following the Resignation Date, you will not solicit or offer employment to any Finlay employee or offer employment to any Finlay consultant without Finlay's written authorization.

     12. You knowingly and voluntarily release and forever discharge Finlay, and its current and former parent, subsidiary, affiliated and related corporations, partnerships and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers and/or employees of such corporations, partnerships and entities, and their affiliates, successors, assigns, heirs, executors and administrators (referred to collectively throughout this Agreement as "Finlay") from and against any and all claims, actions, demands, contracts and causes of action, known and unknown, which you or your heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as "you") now or may have as of the date of execution of this Agreement against Finlay, including, but not limited to, any alleged violation of:

      .        The National Labor Relations Act, as amended;

      .        Title VII of the Civil Rights Act of 1964, as amended;

      . Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

      .        The Civil Rights Act of 1991;

      .        The Age Discrimination in Employment Act of 1967, as amended;

      .        The Employee Retirement Income Security Act of 1974, as amended;

      .        The Immigration Reform Control Act, as amended;

      .        The Americans with Disabilities Act of 1990, as amended;

      .        The Fair Labor Standards Act, as amended;

      .        The Occupational Safety and Health Act, as amended;

      .        The Family and Medical Leave Act of 1993;

      .        The New York Human Rights Act, as amended;

      .        The New York Minimum Wage Law, as amended;

      .        Equal Pay Law for New York, as amended;

      . any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

      .        any public policy, contract, tort, or common law; or

      . any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

     You further acknowledge and agree that you shall, on the Resignation Date, provide to Finlay an additional release in substantially the same form as set forth above covering the period from the execution of this Agreement through the Resignation Date.

     13. You confirm and agree that, except for the purpose of seeking enforcement of the terms of this Agreement, you have not and will not file or institute any claims, charges, actions, complaints or any other proceedings against Finlay before any court, administrative agency or any other forum based upon or arising out of any claims, actions, demands, contracts and causes of action by or in respect of you against Finlay. In the event that any such claim, charge, action, complaint or other proceeding is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys' fees.

     14. You understand that if this Agreement were not signed, you would have the right to voluntarily assist other individuals or entities in bringing claims against Finlay. You hereby waive that right and you will not provide any such assistance other than assistance in an investigation or proceeding conducted by a government agency or as required by law.

     15. Except as provided in section 4 (e) hereof, you agree to return to Finlay on the Resignation Date, your keys, identification and any other equipment, data file (excluding personal files), documents or materials belonging to Finlay that you have in your possession.

     16. In the event that you or your affiliates breach this Agreement or the Consulting Agreement, Finlay will be entitled to recover or withhold any payment and/or other benefits paid or payable under this Agreement or the Consulting Agreement and to obtain all other relief provided by law or equity. The prevailing party in any litigation resulting from any such claim shall be entitled to recover reasonable attorneys' fees and expenses of litigation from the losing party.

     17. This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

     18. This Agreement and the Consulting Agreement sets forth the entire agreement between the parties and their affiliates with respect to the subject matter herein and therein and fully supersedes any and all prior agreements or understandings between them pursuant to such subject matter.

     19. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

     20. If any provision of this Agreement should be held invalid or unenforceable by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any provision is restrained by such tribunal, the application of any and all provisions other than those which have been held invalid or unenforceable shall not be affected.

     21. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without reference to its rules as to conflicts of laws). Any dispute arising hereunder shall be brought before a court of competent jurisdiction in the City, County and State of New York.

     22. You may revoke this Agreement for a period of seven (7) days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Joseph Melvin, President, and state, "I hereby revoke my acceptance of our Separation Agreement and Release." The revocation must be personally delivered to Mr. Melvin or his designee, or mailed to Mr. Melvin at Finlay Fine Jewelry Corporation, 521 5th Avenue, 4th Floor, New York, NY 10175 and postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired (the "Employee Irrevocability Date"). If the last day of the revocation period is a Saturday, Sunday or legal holiday in New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

     YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED IN WRITING THAT YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

     HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION "4" ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO FOREVER WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST FINLAY.

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Separation Agreement and Release as of the date set forth below:


Sworn to before me this
6th day of June, 1999.




/s/Bonni G. Davis                         /s/Barry D. Scheckner
-------------------------                 ----------------------------------
Notary Public                             Barry D. Scheckner

                                          June 6, 1999
                                          ----------------------------------
                                          Date



                                          Finlay Fine Jewelry Corporation



                                          By  /s/ Joseph M. Melvin
                                              ------------------------------
                                              Joseph M. Melvin, President

                                          June 6, 1999
                                          ----------------------------------
                                          Date